Filed Pursuant to Rule 424(b)(2)
Registration No. 333-230796

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.800% Senior Notes due 2032	$500,000,000	99.656%	$498,280,000	$54,362.35

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated April 10, 2019)

Flowserve Corporation

$500,000,000

2.800% Senior Notes due 2032

The notes will bear interest at the rate of 2.800% per year. Interest on the notes is payable on January 15 and July 15 of each year, commencing on January 15, 2022. The notes will mature on January 15, 2032. We may redeem some or all of the notes at any time before maturity at the price discussed under the section entitled “Description of the notes—Optional redemption” beginning on page S-19 of this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries. See “Description of the notes.”

The notes will not be listed on any securities exchange. There is currently no public market for the notes. The notes are a new issue of securities with no established trading market.

Investing in the notes involves risks. See the section entitled “Risk factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts	Proceeds to Flowserve Corporation (before expenses)
Per Note	99.656%	0.650%	99.006%
Total	$498,280,000	$3,250,000	$495,030,000

Interest on the notes will accrue from September 23, 2021 to the date of delivery.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., on or about September 23, 2021.

Joint Book-Running Managers:

BofA Securities	J.P. Morgan	Mizuho Securities

Bookrunner:

BNP PARIBAS

Co-Managers:

BMO Capital Markets	Citigroup	MUFG
PNC Capital Markets LLC	BBVA	Huntington Capital Markets
Loop Capital Markets	Scotiabank	US Bancorp

September 9, 2021

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act (as defined below), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of such document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Except as otherwise indicated or unless the context requires, as used in this prospectus supplement, references to “Flowserve,” “we,” “us” and “our” refer to Flowserve Corporation, a New York corporation, and its consolidated subsidiaries.

Cautionary statement concerning forward-looking statements

This prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, statements concerning our future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance.

The forward-looking statements are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements and are currently, or in the future could be, amplified by the COVID-19 pandemic. Specific factors that might cause such a difference include, without limitation, the following:

•

uncertainties related to the impact of the COVID-19 pandemic on our business and operations, financial results and financial position, our customers and suppliers, and on the global economy, including its impact on our sales;

•	a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins;

•	changes in the global financial markets and the availability of capital and the potential for unexpected cancellations or delays of customer orders in our reported backlog;

•

our dependence on our customers’ ability to make required capital investment and maintenance expenditures. The liquidity and financial position of our customers could impact capital investment decisions and their ability to pay in full and/or on a timely basis;

•

if we are not able to successfully execute and realize the expected financial benefits from our strategic transformation, realignment and other cost-saving initiatives, our business could be adversely affected;

•	risks associated with cost overruns on fixed-fee projects and in accepting customer orders for large complex custom engineered products;

•	the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries;

•	the adverse impact of volatile raw materials prices on our products and operating margins;

•

economic, political and other risks associated with our international operations, including military actions, trade embargoes or changes to tariffs or trade agreements that could affect customer markets, particularly North African, Russian and Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/re-export control, foreign corrupt practice laws, economic sanctions and import laws and regulations;

•	increased aging and slower collection of receivables, particularly in Latin America and other emerging markets;

•	our exposure to fluctuations in foreign currency exchange rates, particularly the Euro and British pound and in hyperinflationary countries such as Venezuela and Argentina;

•	our furnishing of products and services to nuclear power plant facilities and other critical applications;

•	potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims;

•	expectations regarding acquisitions and the integration of acquired businesses;

•	our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits;

•	the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets;

•	our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations;

•	the highly competitive nature of the markets in which we operate;

•	environmental compliance costs and liabilities;

•	potential work stoppages and other labor matters;

•	access to public and private sources of debt financing;

•	our inability to protect our intellectual property in the U.S., as well as in foreign countries;

•	obligations under our defined benefit pension plans;

•

our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud;

•	the recording of increased deferred tax asset valuation allowances in the future or the impact of tax law changes on such deferred tax assets could affect our operating results;

•	risks and potential liabilities associated with cyber security threats;

•	ineffective internal controls could impact the accuracy and timely reporting of our business and financial results; and

•	other factors described from time to time in our filings with the Securities and Exchange Commission (“SEC”).

These and other risks and uncertainties are more fully discussed in the risk factors identified in “Risk factors” in this prospectus supplement, “Item 1A. Risk Factors” in Part I of the Annual Report on Form 10-K for the year ended December 31, 2020, and may be identified in our other filings with the SEC and/or press releases from time to time. All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of this prospectus supplement or the relevant incorporated document, and we assume no obligation to update any forward-looking statement.

Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before purchasing the notes. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with the additional information described under the sections entitled “Where you can find more information” beginning on page S-46 of this prospectus supplement and “Incorporation of certain information by reference” and “Where you can find additional information” beginning on page 21 of the accompanying prospectus.

The Company

We are a world leading manufacturer and aftermarket service provider of comprehensive flow control systems. Flowserve Corporation as it exists today was created in 1997 through the merger of two leading fluid motion and control companies—BW/IP and Durco International. Under the name of a predecessor entity, we were incorporated in the State of New York on May 1, 1912, but some of our heritage product brand names date back to our founding in 1790. Over the years, we have evolved through organic growth and strategic acquisitions, and our over 225-year history of Flowserve heritage brands serves as the foundation for the breadth and depth of our products and services today.

We develop and manufacture precision-engineered flow control equipment integral to the movement, control and protection of the flow of materials in our customers’ critical processes. Our product portfolio of pumps, valves, seals, automation and aftermarket services supports global infrastructure industries, including oil and gas, chemical, power generation (including nuclear, fossil and renewable) and water management, as well as certain general industrial markets where our products and services add value. Through our manufacturing platform and global network of Quick Response Centers, we offer a broad array of aftermarket equipment services, such as installation, advanced diagnostics, repair and retrofitting.

We sell our products and services to more than 10,000 companies, including some of the world’s leading engineering, procurement and construction firms, original equipment manufacturers, distributors and end users. Our products and services are used in several distinct industries having a broad geographic reach.

Recent developments

Amendment to Senior Credit Facility

We expect to amend our existing credit facility (the “Amended Credit Facility”) in order to, among other things, obtain commitments for a new senior unsecured term loan facility (the “Term Loan”) of up to $300,000,000 and a senior unsecured revolving facility of up to $800,000,000 (the “Revolving Facility” and together with the Term Loan, the “Senior Credit Facilities”), which will be used to refinance our existing loans and for other general corporate purposes and which we expect to become effective concurrently with the closing of this offering. The Amended Credit Facility is expected to mature on the fifth anniversary of the effective date. The representations and warranties, covenants and events of default in the Amended Credit Facility are expected to be substantially identical to those in our existing credit facility.

Under the proposed terms of the Amended Credit Facility, we have the option, in consultation with the Sustainability Coordinator (as defined in the Amended Credit Facility) designated under the Amended Credit Facility, to establish specified key performance indicators (“KPIs”) with respect to certain of our environmental, social and governance targets. We and the Sustainability Coordinator may amend the Revolving Facility solely for the purpose of incorporating the KPIs and other related provisions. Based on our performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable commitment fee, interest rate and letter of credit fees will be made; provided that (1) the amount of such adjustments will not exceed (i) in the case of the commitment fee, an increase and/or decrease of 0.01% and (ii) in the case of the interest rate and letter of credit fee, an increase and/or decrease of 0.05% and (2) in no event will the interest rate, letter of credit fee or the commitment fee be less than zero.

Redemption of 2022 Notes and 2023 Notes

Concurrently with this offering, we have issued conditional notices of redemption (the “Redemption”) for our 3.500% Senior Notes due September 2022 (the “2022 Notes”) and our 4.000% Senior Notes due November 2023 (the “2023 Notes”), providing for the redemption on October 9, 2021 of all of the $500 million aggregate principal amount of outstanding 2022 Notes and all of the $300 million aggregate principal amount of outstanding 2023 Notes at the “make-whole” redemption price specified in the applicable indentures governing the 2022 Notes and the 2023 Notes. The Redemption is subject to a financing condition, which is expected to be satisfied upon completion of this offering. We intend to use the net proceeds from the offering of the notes, together with the borrowings under the Term Loan and cash on hand, to fund the Redemption. See “Use of proceeds.”

The Redemption of the 2022 Notes and the 2023 Notes has been made solely pursuant to conditional notices of redemption that have been delivered pursuant to the applicable indentures, and nothing contained in this prospectus supplement constitutes a notice of redemption of such notes.

Corporate information

Flowserve Corporation is a New York corporation incorporated in May 1912. Our shares of common stock trade on the New York Stock Exchange under the symbol “FLS.” Our principal executive office is located at 5215 N. O’Connor Boulevard, Suite 700, Irving, Texas 75039, and our telephone number is (972) 443-6500. Our website address is www.flowserve.com. Except for any documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

For purposes of this section of the prospectus supplement summary, “we,” “us” and “our” refer to Flowserve Corporation and not to its subsidiaries.

Issuer	Flowserve Corporation

Securities Offered	$500,000,000 aggregate principal amount of 2.800% notes due January 15, 2032

Interest	The notes will bear interest at the rate of 2.800% per year, payable semi- annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2022.

Ranking

The notes will be our senior unsecured obligations and:

•  will rank equal in right of payment with all of our existing and future senior unsecured indebtedness, including our existing senior notes;

•  will not be guaranteed by any of our subsidiaries;

•  will rank senior in right of payment to all of our existing and future subordinated indebtedness; and

•  will be effectively subordinated to all the indebtedness and other liabilities of our subsidiaries and to any future secured indebtedness incurred by us to the extent of the value of the assets securing such debt.

See “Description of the notes—Ranking” in this prospectus supplement.

As of June 30, 2021, after giving effect to this offering and the borrowings under the Term Loan and the use of proceeds therefrom, we would have had outstanding indebtedness of approximately $1,311.9 million, none of which was secured, and $738.9 million of availability under our revolving credit facility. As of such date, our subsidiaries had approximately $24.6 million of outstanding indebtedness.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $493.7 million after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds from the offering of the notes, together with the borrowings under the Term Loan and cash on hand, to fund the Redemption of the 2022 Notes and the 2023 Notes. See “Use of proceeds” in this prospectus supplement.

Optional Redemption

At any time prior to October 15, 2031 (the date that is three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of:

•  100% of the principal amount of the notes to be redeemed; and

•  the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on October 15, 2031 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus basis points.

At any time on or after October 15, 2031 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date. See “Description of the notes—Optional redemption” in this prospectus supplement.

Offer to Repurchase Upon A Change of Control Triggering Event

Upon the occurrence of a “Change of Control Triggering Event” (as defined herein), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the principal amount outstanding on the date of such Change of Control, plus any accrued and unpaid interest to the date of repurchase. See “Description of the notes—Offer to repurchase upon a change of control triggering event” in this prospectus supplement.

Certain Covenants

The indenture governing the notes, among other things, limits our ability to:

•  incur indebtedness secured by principal properties;

•  enter into certain sale and leaseback transactions with respect to principal properties; and

•  enter into certain mergers, consolidations and transfers of all or substantially all of the assets of us and our subsidiaries on a consolidated basis.

The above restrictions are subject to significant exceptions. See “Description of the notes—Certain covenants” in this prospectus supplement and “Description of debt securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus

Trustee	U.S. Bank National Association

Governing Law	State of New York

Selected historical financial data

The following sets forth selected historical financial information for the periods and at the dates indicated. The selected historical financial data as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 have been derived from the consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”), which is incorporated herein by reference. The selected historical financial data as of December 31, 2018 have been derived from our consolidated financial statements not included or incorporated by reference in this prospectus supplement. During the first quarter of 2021, we identified an accounting error involving foreign currency transactions beginning with the first quarter of 2020 through the year ended December 31, 2020. The 2020 financial information in the table below has not been revised to reflect these adjustments. The selected historical financial data for the six months ended June 30, 2021 have been derived from the unaudited financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 (the “Second Quarter 2021 Quarterly Report”), which is incorporated herein by reference. The unaudited financial statements have been prepared on the same basis as our consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, which are considered necessary for a fair statement of the financial position, results of operations and cash flows for such periods. Results of operations for the six months ended June 30, 2021 are not necessarily indicative of results that may be expected for any future periods.

The selected historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed financial statements included in the Second Quarter 2021 Quarterly Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in the 2020 Annual Report. Each of the Second Quarter 2021 Quarterly Report and the 2020 Annual Report is incorporated by reference into this prospectus supplement and the accompanying prospectus.

(Amounts in thousands, except per share data)	Six months ended June 30,	Year ended December 31,
	2021(a)	2020(b)	2019(c)	2018(d)
Results of Operations
Sales	$1,755,486	$3,728,134	$3,939,697	$3,835,699
Gross profit	529,138	1,116,769	1,289,343	1,190,869
Selling, general and administrative expense	(409,104)	(878,245)	(913,203)	(966,584)
Gain (loss) on sale of business	1,806	—	—	(7,727)
Operating income	128,265	250,277	386,623	227,701
Interest expense	(31,101)	(57,386)	(54,980)	(58,160)
Provision for income taxes	(6,503)	(60,031)	(75,493)	(46,550)
Net earnings attributable to Flowserve Corporation	59,434	116,326	238,828	104,508
Net earnings per share of Flowserve Corporation common shareholders (basic)	0.46	0.89	1.82	0.80
Net earnings per share of Flowserve Corporation common shareholders (diluted)	0.45	0.89	1.81	0.80
Cash flows from operating activities	61,306	310,537	324,097	190,831
Cash dividends declared per share	0.40	0.80	0.76	0.76
Financial Condition
Working capital	$1,370,972	$1,762,700	$1,389,305	$1,303,134
Total assets(e)	4,818,669	5,314,677	4,938,277	4,649,369
Total debt	1,316,748	1,726,906	1,377,249	1,483,047
Retirement obligations and other liabilities(e)	497,724	692,333	682,517	519,319
Total equity	1,770,692	1,762,800	1,772,341	1,632,002

(a)	Results of operations for the six months ended June 30, 2021 include costs of $19.3 million resulting from realignment initiatives, resulting in a reduction of after tax net earnings of $11.5 million.

(b)	Results of operations in 2020 include costs of $104.8 million resulting from realignment and transformation initiatives, resulting in a reduction of after tax net earnings of $86.9 million.

(c)	Results of operations in 2019 include costs of $36.0 million resulting from realignment and transformation initiatives, resulting in a reduction of after tax net earnings of $21.7 million.

(d)	Results of operations in 2018 include costs of $95.1 million resulting from realignment and transformation initiatives, resulting in a reduction of after tax net earnings of $72.4 million.

(e)	Total assets for 2019 impacted by our adoption of ASC 842, Leases (Topic 842) (“New Lease Standard”) effective January 1, 2019.

Risk factors

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Risk Factors” in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks set forth below. Our business, results of operations, cash flows and financial condition could be materially adversely affected by any of these risks. See “Where you can find more information.”

Risks related to this offering and the notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the factors that could affect our financial and operating performance.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity. The definition of “Change of Control Triggering Event” differs from the corresponding definition in our existing notes; accordingly we may be required to offer to repurchase those notes upon the occurrence of specified events but not the notes offered hereby. Furthermore, certain change of control events would constitute an event of default under our existing credit facility.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase, repay or prepay any other of our indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not obligations of any of our subsidiaries. We are a holding company and derive substantially all of our income and cash flow from subsidiaries and joint ventures that are not subsidiaries. Our subsidiaries and joint ventures are separate legal entities and have no obligations to pay any amounts due on the notes. Our and our subsidiaries’ right to participate in any distribution of assets of any subsidiary or joint venture upon that subsidiary’s or joint venture’s dissolution, winding-up, liquidation, reorganization or otherwise is subject to the prior claims of the creditors of that subsidiary or joint venture, except to the extent that we are a creditor of the subsidiary or joint venture and our claims are recognized. Therefore, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and joint ventures. The indenture governing the notes does not limit the ability of our subsidiaries to incur additional unsecured indebtedness.

The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by us.

The notes are our senior unsecured obligations, ranking effectively junior to any secured indebtedness we may incur in the future. As of June 30, 2021, after giving effect to this offering and the borrowings under the Term Loan and the use of proceeds therefrom, we would have had outstanding indebtedness of approximately $1,311.9 million, none of which was secured, and $738.9 million of availability under our revolving credit facility. If we incur secured debt, the assets securing any such indebtedness will be subject to prior claims by such secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, the assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Restrictions on the ability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts, including due to bankruptcy or insolvency, could impede our ability to satisfy our obligations, including to meet our obligations in respect of the notes.

We are a holding company, and we have no significant operations. Our primary asset is the capital stock of our subsidiaries. We rely primarily on dividends and other payments from our subsidiaries to make payments of interest, principal and premium, if any, on our indebtedness. The ability of our subsidiaries to pay dividends to us depends on their earnings, covenants contained in financing or other agreements and on statutory surplus. If the cash we receive from our subsidiaries pursuant to dividend payments and tax sharing arrangements is insufficient for us to make payments of interest, principal and premium, if any, on the notes, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of equity or the sale of assets. There is no assurance, however, that we would be able to raise cash by these means, particularly given the recent volatility in the capital markets.

If any of our subsidiaries were to become insolvent, liquidate or otherwise reorganize, we will have no right to proceed against the assets of that subsidiary. Creditors of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, in our capacity as a stockholder, would be entitled to receive any distribution from the subsidiary in our capacity as a stockholder.

If the ability of our subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by bankruptcy or insolvency, or the desire to maintain their financial strength ratings, or is limited due to operating results or other factors, it could materially adversely affect our ability to make payments of interest, principal and premium, if any, on the notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the notes—Optional redemption” in this prospectus supplement, we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes being redeemed.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event in accordance with the indenture, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such Change of Control plus accrued and unpaid interest. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to purchase all outstanding notes or to purchase all validly tendered notes in accordance with the indenture would result in a default under the notes. For more information, see “Description of the notes—Offer to repurchase upon a change of control triggering event” in this prospectus supplement.

There may be no public trading market for the notes.

The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, general economic conditions, the market for similar securities and the time remaining to maturity of the notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

Ratings of the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our perceived financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading values of, your notes.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Use of proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $493.7 million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the offering of the notes, together with the borrowings under the Term Loan and cash on hand, to fund the Redemption of the 2022 Notes and the 2023 Notes.

As of September 9, 2021, we had $500 million and $300 million of outstanding principal amount of our 2022 Notes and 2023 Notes, respectively. Interest on the 2022 Notes accrues at the rate of 3.500% per annum and interest on the 2023 Notes accrues at the rate of 4.000% per annum. The 2022 Notes are scheduled to mature on September 15, 2022 and the 2023 Notes are scheduled to mature on November 15, 2023.

Capitalization

The following table sets forth our unaudited capitalization as of June 30, 2021:

•	on a historical basis; and

•

as adjusted to reflect the borrowings under the Term Loan and the sale of the notes offered hereby and the application of such borrowings and the net proceeds from this offering, together with cash on hand, as described in “Use of proceeds” in this prospectus supplement.

This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our unaudited consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At June 30, 2021
(Amounts in thousands, except par value)	Actual	As Adjusted(1)
Cash and cash equivalents	$630,397	$587,026

Total Debt:
Revolving Credit Facility(2)	—	—
Term Loan Facility (net of unamortized issuance costs)(3)	—	299,400
3.500% Senior Notes due September 15, 2022 (net of unamortized discount and debt issuance costs)	499,118	—
4.000% Senior Notes due November 15, 2023 (net of unamortized discount and debt issuance costs)	298,878	—
3.500% Senior Notes due October 1, 2030 (net of unamortized discount and debt issuance costs)	494,119	494,119
Notes offered hereby	—	493,730
Finance lease obligations and other borrowings	24,633	24,633

Debt and finance lease obligations	1,316,748	1,311,882
Less amounts due within one year	9,599	32,099

Total debt due after one year	1,307,149	1,279,783
Shareholders’ equity:
Common shares, $1.25 par value	220,991	220,991
Shares authorized — 305,000
Shares issued — 176,793
Capital in excess of par value	494,221	494,221
Retained earnings	3,677,117	3,638,682
Treasury shares, at cost — 46,806 shares	(2,058,279)	(2,058,279)
Deferred compensation obligation	7,077	7,077
Accumulated other comprehensive loss	(600,143)	(599,893)

Total Flowserve Corporation shareholders’ equity	1,740,984	1,702,799
Noncontrolling interest	29,708	29,708

Total equity	$1,770,692	$1,732,507

Total capitalization	$3,077,841	$3,012,290

(1)

The as-adjusted column assumes all of the estimated net proceeds from the offering of the notes and the borrowings under the Term Loan, together with cash on hand, will be used to complete the redemption of the $500 million and $300 million in aggregate principal amount of our 2022 Notes and 2023 Notes, respectively, announced concurrently with the offering of the notes. We have estimated the redemption price and make-whole premium for the 2022 Notes and 2023 Notes to be 102.9% and $14.4 million for the 2022 Notes and 107.4% and $22.1 million for the 2023 Notes, which estimates are based on information available as of September 10, 2021. In addition, as a result of the redemption of the notes we estimate writing off approximately $1.9 million of unamortized discounts and debt issuance related costs, of which $0.25 million was previously recorded in accumulated other comprehensive loss. The amount of cash needed to redeem the debt securities will depend upon a number of factors, including the actual redemption price and make-whole premiums owed on the redemption date.

(2)

Our revolving credit facility provides for total borrowings of up to $800.0 million. Our borrowing capacity is subject to financial covenant limitations based on the terms of our revolving credit facility and is also reduced by outstanding letters of credit.

(3)

Total borrowings under our term loan of $299.4 million reflect issuance costs of approximately $0.6 million. In addition, $22.5 million of the borrowings under the term loan have been classified as amounts due within one year based on payment terms.

Description of the notes

The following description is only a summary of certain provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Flowserve Corporation, the issuer of the notes, and not to any of its subsidiaries.

The following description of the particular terms of the notes offered hereby supplements the “Description of debt securities” set forth in the accompanying prospectus.

General

The notes will be issued under the indenture dated as of September 11, 2012 (the “base indenture”) between us and U.S. Bank National Association, as trustee, as supplemented by a fifth supplemental indenture to be dated as of September 23, 2021 between us and the trustee (the “fifth supplemental indenture,” and together with the base indenture, the “indenture”). The notes will be a separate series of our “debt securities” (as that term is used in the accompanying prospectus).

The notes will initially be limited to $500,000,000 in aggregate principal amount. The indenture does not limit the amount of debt securities that we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the notes will be fungible with the notes for United States federal income tax purposes. No such additional debt securities may be issued if an event of default has occurred and is continuing with respect to the notes. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of the notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The notes will mature on January 15, 2032 and will bear interest at an annual rate of 2.800% per year.

Interest on the notes will accrue from September 23, 2021. We will make interest payments on the notes semi-annually on January 15 and July 15 of each year, beginning on January 15, 2022, to holders of record at the close of business on the January 1 and July 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-entry system; delivery and form,” the notes will not be issuable in certificated form.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our existing and future senior unsecured indebtedness, including our 3.500% Senior Notes due September 15, 2022, 4.000% Senior Notes due November 15, 2023 and 3.500% Senior Notes due October 1, 2030. As described under “Summary—Recent developments—Redemption of 2022 Notes and 2023 Notes,” we intend to redeem our 3.500% Senior Notes due September 2022 and our 4.000% Senior Notes due November 2023 at the “make-whole” redemption price specified in the applicable indentures governing the 2022 Notes and the 2023 Notes.

The notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.

The notes will effectively rank junior to any indebtedness and other liabilities of our subsidiaries and to any future secured indebtedness incurred by us to the extent of the value of the assets securing such indebtedness. See “Risk factors—Risks related to this offering and the notes—The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by us.” and “Risk factors—Risks related to this offering and the notes—The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.” in this prospectus supplement.

As of June 30, 2021, after giving effect to this offering and borrowings under the Term Loan and the use of proceeds therefrom, we would have had outstanding indebtedness of approximately $1,311.9 million, none of which was secured, and $738.9 million of availability under our revolving credit facility. As of such date, our subsidiaries had approximately $24.6 million of outstanding indebtedness.

Optional redemption

At any time prior to the Par Call Date, we will have the right to redeem the notes, in whole or in part from time to time, at our option, on at least 10 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed; and

(b) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed (assuming for these purposes that the notes matured on the Par Call Date), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points.

At any time on or after the Par Call Date, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming for these purposes that the notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed (assuming for these purposes that the notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Par Call Date” means October 15, 2031 (the date that is three months prior to the maturity date of the notes).

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us as Quotation Agent.

“Reference Treasury Dealer” means (1) BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption (assuming for these purposes that the notes matured on the Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Company will calculate, or cause to be calculated, the Treasury Rate and will deliver such calculation in an officers’ certificate to the trustee in reasonable detail on or prior to the redemption date. The trustee shall not be responsible for any such calculation.

The notice of redemption will be mailed or sent electronically pursuant to applicable DTC procedures (with a copy to the trustee), and it shall state the amount of notes to be redeemed and the redemption date. If less than all the notes are to be redeemed at any time, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. If the notes are listed on any national securities exchange, DTC or the trustee, as applicable, will select notes in compliance with the requirements of the principal national securities exchange on which the notes are listed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. We may instruct the trustee in an officers’ certificate to send the notice of redemption in our name and at our expense; provided, however, that the trustee shall receive such officers’ certificate at least 5 days (or such shorter time as the trustee may agree) prior to the date such notice of redemption is to be sent.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Except as described above, the notes will not be redeemable by us at our option prior to maturity.

Certain covenants

Limitation on liens

We will not, and will not permit any Material Subsidiary to, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, now owned or hereafter acquired by us or any Subsidiary, to secure Debt, without effectively providing concurrently that the notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(1)	Liens existing on the date of the Indenture, or any Lien in favor of the Trustee for the benefit of holders of the notes;

(2)	Liens in favor of us or Liens of Material Subsidiaries in favor of one of more of our subsidiaries;

(3)

Liens on any property existing at the time we or a Material Subsidiary acquired or leased such property, including property acquired by us or a Material Subsidiary through a merger or similar transaction;

(4)

Liens on any Principal Property to secure all or part of the cost of acquisition, construction, development or improvement of such Principal Property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such Principal Property and (B) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved;

(5)	Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(6)

Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(7)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(8)

Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(9)

Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or our Subsidiaries with respect to which we or our Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of our Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or any of our Subsidiaries is a party;

(10)

easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of our businesses or the businesses of our Subsidiaries, taken as a whole;

(11)	Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(12)

any Lien renewing, extending or replacing any Lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby;

(13)

any other Lien on any of our or our subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of us or our subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 15% of our Consolidated Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available); or

(14)

Liens arising under the indenture in favor of the trustee, in its capacity as such, for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing indebtedness permitted to be incurred under the indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such indebtedness.

Limitation on sale and leaseback transactions

The indenture provides that we will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by us or such Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(1)	the transaction is permitted pursuant to the exception described in the last clause under “—Limitation on liens;”

(2)

the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by our Board of Directors in good faith) of the Principal Property leased pursuant to such transaction and an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by us) is applied within 180 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of ours (other than indebtedness subordinated to the notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(3)	the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(4)	the lease is with us or another Material Subsidiary.

Future guarantors

The indenture provides that if at any time after the issuance of the notes any subsidiary guarantees any of the Existing Notes, we will cause such subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the notes. Any such guarantee shall be automatically released at such time as the relevant subsidiary no longer guarantees any of the Existing Notes.

Certain definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the indenture.

“Consolidated Tangible Assets” means, as of any date, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Existing Notes” means the Company’s 3.500% Senior Notes due September 15, 2022, the Company’s 4.000% Senior Notes due November 15, 2023 and the Company’s 3.500% Senior Notes due October 1, 2030.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable to extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means any Subsidiary of ours which owns a Principal Property.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Subsidiaries, whether owned on the date of the indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of the Consolidated Tangible Assets of us and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if our board of directors in good faith determines it is not of material importance to the business conducted by us and our Subsidiaries taken as a whole.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any Subsidiary transfers such property to another Person and the Company or the Subsidiary leases or rents it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Offer to repurchase upon a change of control triggering event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have given written notice with respect to a redemption of the notes as described under “—Optional redemption,” each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (a “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, we will mail or send electronically pursuant to applicable DTC procedures a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is mailed or sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed above under “—Certain covenants,” the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company and/or one or more of its Subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)

the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)	the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction described in clause (2) above will not be deemed to involve a change of control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (B) (i) immediately following that transaction, the holders of the Company’s Voting Stock immediately prior to that transaction are the beneficial owners, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock, measured by voting power rather than number of shares, of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade Rating” means a rating of BBB- or better by Fitch, a rating of Baa3 or better by Moody’s or a rating of BBB- or better by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Fitch, Moody’s and S&P, or if at least two of such agencies shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies (as defined in Section 3(a)(62) of the Exchange Act), as the case may be, selected by us which shall be substituted for Fitch, Moody’s or S&P, or two of them, as the case may be.

“Rating Decline” shall be deemed to have occurred in relation to the notes if, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies and one of the other Rating Agencies has either downgraded, or publicly announced that it is considering a possible downgrading of, the notes), at least two of the Rating Agencies decreases its rating of the notes by one or more gradations (including gradations within categories as well as between rating categories) to a rating that is below its rating of the notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to any of the Rating Agencies. Notwithstanding the foregoing, if the notes have an Investment Grade Rating by at least two of the Rating Agencies on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to any of the Ratings Agencies (each such Ratings Agency referred to as a “Specified Ratings Agency”), then “Rating Decline” means a decrease in the ratings of the notes by one or more gradations (including gradations within categories as well as between rating categories) by at least two of the Specified Rating Agencies such that the rating of the notes by at least two of the Specified Rating Agencies falls below an Investment Grade Rating no later than 60 days following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Specified Rating Agencies and one of the other Specified Rating Agencies has either downgraded, or publicly announced that it is considering a possible downgrading of, the notes).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

The definition of Change of Control and the covenant described under “Description of debt securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group of persons may be uncertain.

Events of default

The notes are subject to the events of default in the base indenture and the following additional events of default:

•	an event of default (i) under the terms of any indenture or instrument for borrowed money under which we or any of our subsidiaries has outstanding an aggregate principal amount of at least

$100,000,000 or (ii) under the terms of our primary revolving bank facility, in each case, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 30 days after notice of such acceleration); and

•

the entry against the Company, any Material Subsidiary or any Significant Subsidiary (as defined in the base indenture) of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Discharge and defeasance

The discharge and defeasance provisions of the base indenture will apply to the notes. If we discharge or defease our obligations under the indenture, the Company will be released from its obligations in the provisions described under the headings “—Certain covenants—Limitation on liens,” “—Certain covenants—Limitation on sale and leaseback transactions,” “—Certain covenants—Future Guarantors,” and “—Offer to repurchase upon a change of control triggering event.”

Governing law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the trustee

The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of such person’s own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

U.S. Bank National Association will be the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the notes.

Book-entry system; delivery and form

Global notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Luxembourg S.A., which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain U.S. federal income tax consequences

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions as of the date hereof. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary is addressed only to investors who purchase notes for their original offering price in this offering and deals only with notes held as capital assets (generally, property held for investment). In addition, this summary is intended for general information only, and does not purport to address all U.S. federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or other integrated transaction, partnerships or other pass-through entities or investors therein, persons subject to alternative minimum tax, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, corporations that accumulate earnings to avoid U.S. federal income tax or U.S. Holders (as defined below) whose functional currency is not the United States dollar. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

This discussion does not address any tax other than U.S. federal income tax. Persons considering the purchase of the notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

Classification of the Notes

In certain circumstances (see “Description of Notes—Optional redemption” and “Description of Notes—Offer to repurchase upon a change of control triggering event”), we may elect or be obligated to redeem the notes prior to maturity or to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if the IRS’s position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain recognized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (and certain trusts that have made a valid election to be treated as a United States person).

Payments of Interest

The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes, and the remainder of this discussion assumes that to be the case. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note (reduced by prior principal payments, if any, on the note).

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at reduced rates. The deductibility of capital losses is subject to limitations. Holders should consult their tax advisors regarding the treatment of capital gains and losses.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

Generally, for non-corporate U.S. Holders, payments on a note will be subject to information reporting. In addition, a non-corporate U.S. Holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to us or our paying agent in the manner required, is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. In addition, U.S. Holders may be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of a note.

Any amounts withheld from payments on the notes under the backup withholding tax rules may be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust and is not a U.S. Holder.

Payments of Interest

Subject to the discussion below concerning backup withholding and FATCA, payments of interest on a note made to a Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax, provided that:

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the Non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting such Non-U.S. Holder to U.S. tax on a net income basis), such Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis (although will be exempt from the 30% withholding tax, provided the Non-U.S. Holder complies with certain certification and disclosure requirements discussed above) in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation (or is classified as a corporation for U.S. federal income tax purposes), it may be subject to a branch profits tax equal to 30% of its effectively connect earnings and profits for the taxable year, subject to certain adjustments, unless the Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Sale, Exchange or Other Disposition of Notes

Subject to the discussion of backup withholding and FATCA withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of notes, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•	the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point above, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation (or is classified as a corporation for U.S. federal income tax purposes), it may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to tax at a rate of 30% on the gain (offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting such interest, and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and, depending on the circumstances, backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, unless such a broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on “withholdable payments” (as defined in the Code), including payments of interest on the notes if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. There can be no assurance, however, that the final version of these Treasury Regulations will provide for an exemption from withholding on gross proceeds. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. Each Non-U.S. Holder is strongly urged to consult its tax advisor regarding FATCA. Each Non-U.S. Holder should also consult its bank or broker through which it would hold the notes about the likelihood that payments to such bank or broker (for credit to the Non-U.S. Holder) may become subject to FATCA Withholding at some point in the payment chain.

The U.S. federal tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Underwriting

BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$117,500,000
J.P. Morgan Securities LLC	117,500,000
Mizuho Securities USA LLC	117,500,000
BNP Paribas Securities Corp.	50,000,000
BMO Capital Markets Corp.	15,000,000
Citigroup Global Markets Inc.	15,000,000
MUFG Securities Americas Inc.	15,000,000
PNC Capital Markets LLC	15,000,000
BBVA Securities Inc.	7,500,000
Huntington Securities, Inc.	7,500,000
Loop Capital Markets LLC	7,500,000
Scotia Capital (USA) Inc.	7,500,000
U.S. Bancorp Investments, Inc.	7,500,000

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.3 million and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because such other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory,

investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. BNP Paribas, an affiliate of BNP Paribas Securities Corp., was a co-documentation agent and is a lender under our revolving credit facility. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, BofA Securities, Inc. and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC were joint lead arrangers and joint book managers under our Credit Agreement dated as of July 16, 2019. Bank of America, N.A., an affiliate of BofA Securities, Inc., is administrative agent, swing line lender, letter of credit issuer and a lender under our revolving credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, was a co-syndication agent and is a lender under our revolving credit facility. Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA LLC, was a co-documentation agent and is a lender under our revolving credit facility and provides us with overdraft lines and letter of credit globally. Certain of the underwriters or their affiliates are lenders, letter of credit providers or provide other banking services to us. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Notice to prospective investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the

EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to prospective investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to prospective investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange.

Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (‘‘DFSA’’). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in the United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Notice to prospective investors in Bermuda

The notes may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not result in the document being a “prospectus” within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (as modified and amended from time to time, the “SFA”). Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes have not been and will not be circulated or distributed, nor have the notes been or will the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulation 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 274 or 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purpose of our obligations pursuant to Section 309B(1) of the SFA, we have determined, and hereby notify all persons (including all relevant persons (as defined in Section 309A(1) of the SFA)), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Act”) and each underwriter has represented and agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (‘‘Taiwan’’) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the ‘‘Place of Acceptance’’), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (‘‘ASIC’’), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the ‘‘Corporations Act’’), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the ‘‘Exempt Investors’’) who are ‘‘sophisticated investors’’ (within the meaning of section 708(8) of the Corporations Act), ‘‘professional investors’’ (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Legal matters

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher, LLP, Dallas, Texas. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York. From time to time, Cravath, Swaine & Moore LLP provides legal services to the Company.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information that we file electronically with the SEC. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on the “Investors” section of our website at www.flowserve.com. This reference to our website is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such website into this prospectus supplement or the accompanying prospectus.

We have filed a registration statement on Form S-3 (No. 333-230796) under the Securities Act with the SEC pursuant to which the notes are being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 filed with the SEC on May 3, 2021 and August 5, 2021, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on February 17, 2021, March 5, 2021 and May 25, 2021.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

Information contained in this prospectus supplement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Flowserve Corporation

5215 N. O’Connor Boulevard

Suite 700

Irving, Texas 75039

(972) 443-6500

PROSPECTUS

Flowserve Corporation

Common Stock

Preferred Stock

Debt Securities

We may offer and sell from time to time, in one or more series, our common stock, preferred stock or debt securities. Our debt securities may consist of debentures, notes or other types of debt. The debt securities and preferred stock may be convertible, exchangeable or exercisable for common or preferred stock or other securities of ours. When we sell securities, we will determine the amounts and types of securities we will sell and the prices and other terms on which we will sell them.

We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

Investing in our securities involves risks. You should carefully consider the “Risk factors” referred to on page 2 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “FLS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 10, 2019.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement, change or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement prepared by us. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation of certain information by reference.” The registration statement, including the exhibits and the documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where you can find additional information.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

We have not authorized anyone to give you any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. If you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you should not rely on that information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

You should not assume that the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, “Flowserve,” “we,” “us,” “our,” and the “Company” refer to Flowserve Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

Risk factors

An investment in our securities involves risks. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Cautionary statement regarding forward-looking statements” and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, statements concerning our future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance.

The forward-looking statements are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following:

•	a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins;

•	changes in global economic conditions and the potential for unexpected cancellations or delays of customer orders in our reported backlog;

•	our dependence on our customers’ ability to make required capital investment and maintenance expenditures;

•	political, financial market or economic instability relating to the Brexit referendum in the United Kingdom;

•	if we are not able to successfully execute and realize the expected financial benefits from our strategic transformation and realignment initiatives, our business could be adversely affected;

•	risks associated with cost overruns on fixed-fee projects and in taking customer orders for large complex custom engineered products;

•	the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries;

•	the adverse impact of volatile raw materials prices on our products and operating margins;

•

economic, political and other risks associated with our international operations, including military actions, trade embargoes or changes to tariffs or trade agreements that could affect customer markets, particularly North African, Russian and Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/re-export control, foreign corrupt practice laws, economic sanctions and import laws and regulations;

•	increased aging and slower collection of receivables, particularly in Latin America and other emerging markets;

•	our exposure to fluctuations in foreign currency exchange rates, including in hyperinflationary countries such as Venezuela and Argentina;

•	our furnishing of products and services to nuclear power plant facilities and other critical processes;

•	potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims;

•	expectations regarding acquisitions and the integration of acquired businesses;

•	our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits;

•	the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets;

•	our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations;

•	the highly competitive nature of the markets in which we operate;

•	environmental compliance costs and liabilities;

•	potential work stoppages and other labor matters;

•	access to public and private sources of debt financing;

•	our inability to protect our intellectual property in the U.S., as well as in foreign countries;

•	obligations under our defined benefit pension plans;

•

our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud;

•	the recording of increased deferred tax asset valuation allowances in the future or the impact of tax law changes on such deferred tax assets could affect our operating results;

•

our information technology infrastructure could be subject to service interruptions, data corruption, cyber-based attacks or network security breaches, which could disrupt our business operations and result in the loss of critical and confidential information;

•	ineffective internal controls could impact the accuracy and timely reporting of our business and financial results; and

•	other factors described from time to time in our filings with the SEC.

These and other risks and uncertainties are more fully discussed in the risk factors identified in “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, and may be identified in our Quarterly Reports on Form 10-Q and our other filings with the SEC and/or press releases from time to time. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any forward-looking statement.

Flowserve Corporation

We are a world leading manufacturer and aftermarket service provider of comprehensive flow control systems. Under the name of a predecessor entity, we were incorporated in the State of New York on May 1, 1912. Flowserve Corporation as it exists today was created in 1997 through the merger of two leading fluid motion and control companies —BW/IP and Durco International. Over the years, we have evolved through organic growth and strategic acquisitions, and our 220-year history of Flowserve heritage brands serves as the foundation for the breadth and depth of our products and services today.

We develop and manufacture precision-engineered flow control equipment integral to the movement, control and protection of the flow of materials in our customers’ critical processes. Our product portfolio of pumps, valves, seals, automation and aftermarket services supports global infrastructure industries, including oil and gas, chemical, power generation (including nuclear, fossil and renewable) and water management, as well as certain general industrial markets where our products and services add value. Through our manufacturing platform and global network of Quick Response Centers, we offer a broad array of aftermarket equipment services, such as installation, advanced diagnostics, repair and retrofitting.

Our common stock is listed on the New York Stock Exchange under the symbol “FLS.” Our principal executive office is located at 5215 N. O’Connor Boulevard, Suite 2300, Irving, Texas 75039, and our telephone number is (972) 443-6500. Our website address is www.flowserve.com. The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Use of proceeds

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, capital expenditures, investments and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement.

Description of share capital

Description of Capital Stock

Our authorized capital stock consists of 305,000,000 shares of common stock, par value $1.25 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Subject to any special voting rights of any preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our shareholders, including election of our board of directors. Except as otherwise provided by law, at elections of directors at an annual or special meeting of shareholders at which a quorum is present, a director shall, except in a contested election, be elected by a majority of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. In a contested election, a director shall be elected by a plurality of the votes cast in favor of or against such nominee by the holders of shares entitled to vote in the election. Except as otherwise provided by law or the certificate of incorporation, any other action at an annual or special meeting of shareholders at which a quorum is present shall be authorized by a majority of the votes cast in favor of or against such action by the holders of shares entitled to vote thereon. No share of common stock affords any cumulative voting or preemptive rights. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors, after payment of any dividends on any outstanding preferred stock and subject to limitations for dividends contained in certain of Flowserve’s outstanding debt instruments.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All issued and outstanding shares of common stock are fully paid and non-assessable and are not subject to redemption or conversion and have no conversion rights.

Our common stock is listed on the New York Stock Exchange under the symbol “FLS,” and the transfer agent for our common stock is EQ Shareowner Services in Mendota Heights, Minnesota.

Preferred Stock

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock, adopt resolutions to issue preferred stock in one or more series and establish or change the rights of the holders of any series of preferred stock.

The rights of any series of preferred stock may include:

•	voting rights;

•	liquidation preferences;

•	dividend rights;

•	redemption rights;

•	conversion or exchange rights;

•	preemption rights; and

•	sinking funds.

The issuance of such preferred stock could, among other things:

•	adversely affect the voting, dividend and liquidation rights with respect to the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions, plus those which follow in the remainder of this “Description of share capital” section, could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Certain Anti-Takeover Provisions

Our By-Laws, as amended and restated (the “By-Laws”), provide that:

•	directors may be removed from office only for cause and only with the affirmative vote of the shareholders or the board of directors; and

•	advance notice of shareholder nominations for the elections of directors must be given in the manner provided by the By-Laws.

We are a New York corporation and our internal corporate arrangements are governed by the New York Business Corporation Law (“NYBCL”). Under the NYBCL, a “merger moratorium” statute would prohibit any business combination with an “interested shareholder” (as defined in the statute) for a five year period, unless the combination is approved by Flowserve’s board of directors. In addition, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights.

In addition, our Restated Certificate of Incorporation requires a two-thirds vote of the outstanding stock of Flowserve entitled to vote thereon to approve certain transactions with a Related Corporation (as defined therein) or to amend such provision in our Restated Certificate of Incorporation.

The noted merger moratorium statute and the noted required supermajority shareholder vote and the other matters described above may make it more difficult to change the composition of our board of directors and may discourage or make difficult any attempt by a person or group to obtain control of Flowserve.

Description of debt securities

The following summary of the terms of our debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in the prospectus supplement relating to such debt securities. We may issue debt securities in one or more series under an indenture dated September 11, 2012 between us and U.S. Bank National Association, as trustee, as supplemented, unless otherwise specified in the prospectus supplement.

The terms of the debt securities will include those stated in the indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the indenture by reference to the Trust Indenture Act of 1939. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. The indenture and its supplemental indentures have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, and you should read the indenture and the supplemental indentures for provisions that may be important to you. For more information on how you can obtain a copy of the indenture, see “Where you can find additional information.”

In this summary description of debt securities, all references to “we,” “us,” “our” and the “Company” refer solely to Flowserve Corporation and not to any of its subsidiaries.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent general, unsecured obligations of Flowserve and will rank equally with all of our other unsecured indebtedness. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness.

The debt securities will effectively rank junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company). Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

You should read the particular terms of the debt securities, which will be described in more detail in the prospectus supplement.

The following summary of our debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the indenture and any form of certificates evidencing the debt securities.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•

the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates and the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

•	the denominations in which such debt securities may be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	the provisions, if any, with respect to amortization;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•

any additional means of satisfaction and discharge of the indenture and any additional conditions or limitations to discharge with respect to the debt securities or any modifications of or deletions from such conditions or limitations;

•	any deletions or modification of or additions to the events of default, described in this prospectus or in the indenture;

•	any terms and conditions restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	any provisions restricting the incurrence of additional debt or the issuance of additional securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness;

•	any restrictions or other provisions with respect to the transfer or exchange of the debt securities;

•

whether the debt securities will be convertible to or exchangeable for capital stock, other debt securities, warrants, other equity securities, or any of our other securities or property, and, if applicable, the terms and conditions for doing so;

•	whether the debt securities will be defeasible;

•	the priority and kind of any lien securing the debt securities and a brief identification of the principal properties subject to such lien; and

•	any other terms of the debt securities.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.

Form of Security

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Flowserve, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not, in a single transaction or through a series of related transactions, (1) consolidate with or combine with or merge with or into, directly or indirectly, any other person or persons or sell, assign (excluding any assignment solely as collateral for security purposes under a credit facility but not any outright assignment upon the foreclosure of any such collateral), transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any other person or persons, or (2) permit any person to consolidate with or combine with or merge into us, unless:

•

(i) we are the surviving person or (ii) if we are not the surviving person, then the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, on condition that the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the Company’s obligations under the debt securities and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

•

we or the surviving person will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of related transactions and supplemental indenture, if any, complies with the indenture.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to each series of debt securities:

•	default for 30 days in payment of any interest due and payable on the debt securities of that series;

•	default in payment of principal of the debt securities of that series when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;

•

our failure to comply with the covenant described under “—Consolidation, Merger and Sale of Assets,” or our failure, for 180 days after written notice to us by the trustee or holders of at least 25% in aggregate principle amount of the outstanding securities in that series to comply with the reporting requirements under the indenture;

•

default in our performance of any other covenants or agreements in respect of the debt securities of that series contained in the indenture or the debt securities of that series for 90 days after written notice is received by us from the trustee, or received by us and the trustee from the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

•	our failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series; and

•	certain events of bankruptcy, insolvency and reorganization of us or our “significant subsidiaries” (as defined and further described in the indenture).

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the debt securities of the relevant series within the later of 30 days after obtaining knowledge of such default or 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

The indenture provides that if an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare the principal amount plus accrued and unpaid interest, if any, on the debt securities of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal amount plus accrued and unpaid interest, if any, on the debt securities of the relevant series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the debt securities of the relevant series have been cured (other than the nonpayment of principal of the debt securities of such series which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of debt securities of that series may rescind the declaration of acceleration.

The holders of a majority in principal amount of the outstanding debt securities of a series generally, by written notice to the trustee, may waive any existing or past default or event of default under the indenture or the debt securities of that series. However, those holders may not waive any default or event of default regarding any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected as described below.

A holder of debt securities of a series may not pursue any remedy under the indenture or the debt securities of any series unless:

•	the holder gives the trustee written notice of a continuing event of default for the debt securities of that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

These provisions, however, do not affect the right of a holder of debt securities of a series to sue for enforcement of payment of the principal of or interest on the holder’s debt securities on or after the respective due dates expressed in its debt securities.

We will deliver certificates to the trustee annually regarding our compliance with our obligations under the indenture. Upon our becoming aware of any default or event of default, we are required within seven business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of debt securities of one or more series, amend or supplement the indenture or debt securities of one or more series, or waive compliance in a particular instance by us with any provision of the indenture or debt securities:

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of debt securities of the relevant series in any material respect;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide or release any security, so long as such modification or release is otherwise permitted under the indenture;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants to debt securities of any series for the benefit of the holders of such debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to debt securities of the relevant series;

•	to add circumstances under which we will pay additional interest on debt securities of the relevant series;

•

to make any change that would provide any additional rights or benefits to the holders of debt securities of any series or that does not adversely affect the rights under the indenture of any such holder in any material respect;

•	to conform the provisions of the indenture to the “Description of debt securities” section in this prospectus and any applicable prospectus supplement;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to change or eliminate any of the provisions of the indenture, on condition that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected by such change in or elimination of such provision;

•

to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities as permitted under the indenture relating to such series; provided that any such action will not adversely affect the interests of the holders of debt securities of that or any other series in any material respect; or

•

to evidence and provide for the acceptance under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•

make any change in the percentage of principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

•	reduce any rate of interest or change the time for payment of interest on debt securities of that series;

•	reduce the principal amount of debt securities of that series or change their final stated maturity;

•	make payments on the notes payable in currency other than as originally stated in debt securities of that series;

•

reduce the amount payable, including any premium payable upon, the optional or mandatory redemption or repurchase of any debt security or change the time (other than amendments related to notice provisions) at which any debt security may be redeemed;

•	change the provisions relating to the waiver of past defaults or impair the holder’s right to institute suit for the enforcement of any payment on debt securities; or

•

waive a continuing default or event of default regarding any principal or interest payment on debt securities of that series (except a rescission of acceleration of debt securities by holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Discharge

We may satisfy and discharge our obligations under one or more series of debt securities and the indenture (a) by delivering, if applicable, to the trustee for cancellation all outstanding debt securities of that series or (b) by depositing with the trustee as trust funds in trust solely for the benefit of the holders of such debt securities, after the debt securities of that series have become due and payable, or will become due and payable within one year by reason of the mailing of a notice of redemption, (i) cash in U.S. dollars, (ii) non-callable U.S. government obligations, or (iii) a combination of both, in any case sufficient to pay and discharge the entire indebtedness on such debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any additional amounts (as further defined in the indenture), if any, to the date of maturity or redemption. Such discharge is subject to terms contained in the indenture.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture.

If we deposit with the trustee under the indenture any combination of money or government securities sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of debt securities only after those holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Payments and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent (such as the consummation of refinancings or acquisitions, whether of the Company or by the Company).

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be delivered in person, by facsimile (or other electronic means), sent by first-class mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given at the time of delivery, if in person, when receipt is acknowledged, if sent by facsimile (or other electronic means), or five calendar days after being deposited in the mail, if mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Plan of distribution

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be “underwriters” within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally convertible or exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 20, 2019, as amended by our Annual Report on Form 10-K/A filed with the SEC on February 22, 2019; and

•

The description of our common stock, par value $1.25 per share, contained in our Registration Statement on Form 8-A filed with the SEC on July 10, 1997, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Flowserve Corporation

5215 N. O’Connor Boulevard

Suite 2300

Irving, Texas 75039

(972) 443-6500

Our incorporated reports and other documents may be accessed at our website address: www.flowserve.com or by contacting the SEC as described below in “Where you can find additional information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Where you can find additional information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov.

Legal matters

Unless we state otherwise in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.